Exhibit 10.65

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of April 13, 2018, by and between Craig E. Holmes (“Executive”) and Global Power Equipment Group Inc. (the “Company”).  The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.          Termination of Employment; Resignations.  Effective as of April 13, 2018 (the “Separation Date”), Executive’s employment with the Company and its affiliates (including, without limitation, as Co-President and Co-Chief Executive Officer of the Company) shall terminate and Executive shall cease to be an employee and officer of any and all of the foregoing.  In addition, as of the Separation Date, Executive shall, and by execution of this Agreement he does, resign from any and all directorships Executive may hold with the Company or any of its affiliates, including from the Board of Directors of the Company (the “Board”).  Executive hereby agrees to execute any and all additional documentation the Company may deem necessary or appropriate to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Separation Date, regardless of when or whether he executes any such additional documentation.  As used in this Agreement, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company. Effective the Separation Date, Executive hereby resigns from all positions that he holds or has ever held with the Company and his affiliates.

2.          Accrued Benefits.  The Company shall pay or provide to Executive the following payments and benefits:

(a)         Salary and Vacation Pay.  By the next regular payroll date after the Separation Date (or such earlier date as required by law), the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b)         Expense Reimbursements.  The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

3.          Severance Benefits.  If and only if (x) Executive executes the release attached as Exhibit A to this Agreement (the “Release”) and (y) the Release becomes irrevocable pursuant to its terms, the Company shall pay or provide to Executive the following payments and benefits:

(a)         Salary Continuation.  The Company shall pay to Executive an amount equal to 18 months of Executive’s annual base salary (i.e., a total of $675,000) payable at the same times and in the same increments as if Executive’s employment continued from the Separation Date through the 18 month anniversary of the Separation Date, except that any payments that would otherwise be made between the Separation Date and the date that the Release becomes effective and irrevocable (the “Release Date”) will be accumulated and paid, without interest, on the first regularly scheduled payroll date falling on or after the Release Date.

(b)         2017 Short-Term Incentive.  The Company shall pay to Executive an amount equal to $253,260, which represents 75.04% of his “target” short-term incentive for the 2017 fiscal year, in six equal monthly installments (without interest) on the last day of each month commencing April 30, 2018 and ending September 30, 2018 (with any unpaid installments accelerated on a “Change in Control”, as defined in the Employment Agreement between Executive and the Company dated September 11, 2017 (the “Employment Agreement”)), which amount shall be in lieu of any amounts otherwise due under the 2017 short-term incentive program.  On or before April 30, 2018, the Company shall pay to Executive the remaining 24.96% of his “target” short-term incentive for the 2017 fiscal year.

(c)         2018 Short-Term Incentive.  The Company shall pay to Executive an amount equal to $337,500, which represents his “target” short-term incentive for the 2018 fiscal year, on the first regularly scheduled payroll date falling on or after the earlier of the following dates:  (i) December 14, 2018, or (ii) the date that a Change in Control occurs, which amount shall be in lieu of any amounts otherwise due under the 2018 short-term incentive program.

(d)         Equity Awards.  All outstanding and unvested restricted share units held by Executive as of the Separation Date (the “RSUs”) shall vest in full (with any specified performance objectives with respect to such outstanding awards deemed to be satisfied at the “target” level) on the Separation Date and will be paid to Executive within 10 calendar days after the Release Date.  The Parties acknowledge that pursuant to the terms of the applicable equity plan, Executive may elect on a form provided by the Company, and subject to any terms and conditions imposed by the Company, to have the minimum required tax withholding obligation related to the payout of the vested RSUs satisfied either via a net share withholding method authorized by the applicable equity plan or by Executive paying the required tax withholding to the Company (and if the Company shall fail to provide such election form to Executive within 20 calendar days prior to the scheduled payout date of the vested RSUs, then Executive shall have the right to notify the Company in writing, no later than 10 calendar days prior to payout, regarding the elected withholding method).

(e)         Health Insurance.  If Executive timely elects continued health and dental coverage under COBRA, the Company will pay Executive’s full cost of his COBRA premiums to continue his coverage (including coverage for his eligible dependents, if applicable) (the “COBRA Premiums”) for the 1 year period commencing on May 1, 2018 (the “COBRA Premium Period”).  The COBRA Premium Period runs concurrently with the twelve months ending April 30, 2019; provided that Executive may elect to pay for the last six months of the 18-month COBRA continuation period.  During the COBRA Premium Period, an amount equal to the applicable COBRA Premiums (or such other amounts as may be required by law) will be included in Executive’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive’s other compensation for this purpose.  Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company’s payment obligations and Executive’s right to the subsidized premium payments as described in this Section 3(e) shall cease.

(f)         Attorneys’ Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees he incurred in connection with the negotiation, implementation, and documentation of this Agreement and other arrangements relating to his employment with the Company, which reimbursement shall be payable in a single lump sum no later than 90 calendar days after the Separation Date, provided that Executive submits the reimbursement request to the Company in writing, with supporting documentation, no later than 20 calendar days after the Separation Date, and in no event shall the Company reimburse attorneys’ fees in excess of $10,000.

4.          Release of Claims.  Executive shall execute and deliver the Release to the Company within 21 calendar days following the Separation Date (the “Release Period”).  If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive before it has become irrevocable pursuant to its terms, Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5.          Employment Agreement.  Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all payments and benefits to which Executive may be entitled as a result of his employment with the Company and the termination thereof.  Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms of the Employment Agreement and that, provided the Company observes its obligations under this Agreement, the Company has no further obligations to make any payments or provide any benefits to Executive under the terms of the Employment Agreement.  Notwithstanding the foregoing and the termination of Executive’s employment with the Company, Executive and the Company each acknowledge and agree that the following terms and conditions of the Employment Agreement remain in effect, as modified below:

(a)         Section 2(g), Compensation Recovery Policy, provided the Company represents that, as of the Separation Date, no act of fraud or misconduct has been brought to the attention of the Board that could trigger or potentially trigger application of the Compensation Recovery Policy;

(b)         Section 3(f), Indemnification and Insurance; provided that (i) the Company shall not propose any limitation of indemnification in the Articles or Bylaws that would limit or reduce Executive’s indemnification protections as in effect on the Separation Date, and (ii) the Company shall deliver copies of any new D&O policies, endorsements, extensions or tail polices to Executive upon receipt from the carrier;

(c)         Section 5(a)(ii), the “Change in Control” definition and “Business Combination” definition;

(d)         Section 5(e), Section 280G;

(e)         Section 7, Work Product;

(f)         Section 8, Confidential Information;

(g)         Section 9, Non-compete, non-solicitation;

(h)         Section 10, Remedies; and

(i)          Section 11, Cooperation in Investigations and Proceedings; provided that Executive shall also perform consulting services for the Company for up to one month, as requested by the Chief Executive Officer, for the hourly rate set forth in Section 11.

6.          Compensation Recovery Policy.  Executive acknowledges that he shall remain subject to the provisions of the Compensation Recoupment Policy Acknowledgement and Agreement and the related Compensation Recovery Policy (the “Policy”) between the Company and the Executive, dated September 14, 2015, as in effect on the Separation Date, which agreement and Policy shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment and shall be applicable to payments made and to be made by the Company to Executive under either of Sections 2 and 3 of this Agreement.  The Parties acknowledge that, on and after the Separation Date, the Company may not amend or modify the Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.

7.          Return of Property.  By not later than the Separation Date, Executive shall return to the Company all items of Company property previously in his possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and other documents.  For the avoidance of doubt, Executive is entitled to retain his personal cell phone and cellular telephone number.

8.          Non-Disparagement.

(a)         Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns.  Subject to Executive’s continuing obligations to comply with Section 8 (Confidential Information) of the Employment Agreement as provided herein, nothing in this Section 8 shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings.

(b)         The Company agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive.  Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

9.          Miscellaneous.

(a)         Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of

Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service for any reason other than death, or (2) the date of Executive’s death.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)         Withholding.  The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)         Severability.  In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)         Successors.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)         Final and Entire Agreement; Amendment.  This Agreement (including is exhibits), together with the Release and the surviving portions of the Employment Agreement, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)         Representation By Counsel.  Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the Release.  Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.  Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the Release.  If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g)         Governing Law; Jurisdiction.  This Agreement and the Release shall be governed by and construed in accordance with the laws of the State of Texas, without reference to conflict of laws principles.  Each Party (i) agrees that any action arising out of or relating to this Agreement or Executive’s employment by the Company shall be brought exclusively in the state courts located in

Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.   EACH PARTY WAIVES ITS OR HIS RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS REGARDING, OR ARISING UNDER, THE TERMS OF THIS AGREEMENT.  The Parties further agree that the prevailing party (by judgment, court order or negotiated private settlement) in any action to enforce its or his rights under this Agreement shall be entitled to recover payment from the non-prevailing party of the prevailing party’s reasonable costs, expenses and attorneys’ fees, as well as expert witness fees and expenses, incurred in connection with any such action.

(h)         Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery or overnight courier to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:  Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400, Irving, TX 75039, Attention:  Chief Executive Officer;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith.  Any notice under this Agreement will be deemed to have been given: when delivered, if given by hand delivery; three calendar days after having been mailed, if given by registered or certified mail; and on the date on which delivery was first attempted by the overnight courier, if sent by overnight courier.

(i)          Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(j)          Inconsistent Agreements.  To the extent of a conflict or inconsistency between this Agreement and the Employment Agreement, this Agreement shall control.

(k)         Authority.

(i)          The Company has the requisite corporate power and authority to execute this Agreement, the Release and all other agreements and documents contemplated hereby to which it is a party.  The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company and no other action on the part of the Company is necessary to authorize the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

(ii)         This Agreement has been duly executed and delivered by Executive and constitutes the valid and binding obligation of Executive, enforceable in accordance with its terms.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.	EXECUTIVE

/S/ CHARLES MACALUSO	/s/ CRAIG E. HOLMES
Charles Macaluso, Chairman of the Board	Craig E. Holmes

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this 13th day of April, 2018, by and between Global Power Equipment Group Inc. (the “Company”) and Craig E. Holmes (“Executive”).

1.          Employment Status.  Executive’s employment with the Company and its affiliates terminated effective as of April 13, 2018 (the “Separation Date”).

2.          Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the payments and benefits (collectively, the “Severance Benefits”) set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of April 13, 2018 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement.  For the avoidance of doubt, Executive acknowledges that unless and until this Release becomes effective and irrevocable pursuant to its terms, he will not be entitled to receive any of the Severance Benefits.

3.          No Liability.  This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.          Release.  In consideration of the Severance Benefits, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release.  This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company Group as of the date he signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Company Group from (i) any obligation under, or continued or preserved by, the Separation Agreement, including, without limitation, Section 2 or Section 3 of the Separation Agreement; (ii) any obligation to provide benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release.

5.          Claims Released by the Company.  In consideration for receiving Executive’s release hereunder, the Company, on behalf of itself and the other Releasees, and each of them, does hereby irrevocably and unconditionally release, acquit and forever discharge Executive from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company has, had, or may ever have against Executive relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date the Company executes this Release.  This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied), tort claims or strict liability; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour law violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s equity compensation plans or arrangements; or (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation.

Notwithstanding the foregoing provisions of this Section 5, nothing herein shall release Executive from (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by Executive with respect to the Company or its affiliates during the course of Executive’s employment with the Company or its affiliates or thereafter prior to the execution date of this Release (including any criminal act of fraud, material misappropriation of funds or embezzlement, or any other criminal action); (ii) any act of fraud or other criminal misconduct committed by Executive in connection with his employment with the Company or thereafter prior to the execution date of this Release; or (iii) Executive’s continuing obligations under the Employment Agreement or Separation Agreement.

6.          Bar.  Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the Severance Benefits.  The Company acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against Executive with respect to any cause, matter or thing which is the subject of the release under Section 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and Executive may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7.          Right to Engage in Protected Activity.  Nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing in this Release, the Separation Agreement (including Section 5 or Section 8(a) of the Separation Agreement) or Employment Agreement or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  Executive does not need prior authorization of any kind to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.  If Executive files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) from the Releasees that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release or the Separation Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

8.          Governing Law; Venue.  This Release shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles.  Venue for purposes of this Release shall be the same as that in the Separation Agreement.

9.          Acknowledgment.  Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release.  Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney.  Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.  Executive acknowledges and reconfirms the promises in Sections 7, 8, 9, 10 and 11 of the Employment Agreement between Executive and the Company dated as of September 11, 2017.

10.        Revocation.  Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company in the manner specified in Section 9(h) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired.  Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation any Severance Payments pursuant to Section 3 of the Separation Agreement.

11.        Miscellaneous.  This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, in each case, except as specifically excluded by this Release.  Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.  In the event that any provision of this Release should be held to be invalid or unenforceable each and all of the other provisions of this Release shall remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.  Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

12.        Counterparts; Electronic Transmission.  This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original. Any facsimile or electronically transmitted copies hereto or signature hereon shall, for all purposes, be deemed originals.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have each executed this Release as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.	EXECUTIVE

By:/S/ CHARLES MACALUSO	/S/ CRAIG E. HOLMES
Charles Macaluso, Chairman of the Board	Craig E. Holmes